United Security Bancshares earns 2015 profits of $6.8 million

FRESNO, CA - February 1, 2016. United Security Bancshares (Nasdaq: UBFO), today announced its unaudited financial results for the quarter ended December 31, 2015. The Company reported consolidated net income of $1,634,000 or $0.10 per basic and diluted common share for the quarter ended December 31, 2015, as compared to $1,556,000 or $0.10 per basic and diluted common share for the quarter ended December 31, 2014. The Company recognized net income of $6,810,000 for the year ended December 31, 2015, an improvement of $594,000, or 9.56%, relative to the net income of $6,216,000 recognized for the year ended December 31, 2014. Basic and diluted earnings per share increased to $0.42 for the year ended December 31, 2015, as compared to $0.39 for the year ended December 31, 2014.

“2015 has been an exceptional year for United Security Bancshares as we grew our loan portfolio, core deposit base, and recognized a 22% year over year increase in core earnings, all while decreasing levels of nonperforming assets and maintaining strong capital and liquidity levels. We look forward to continued success in 2016," said Dennis R. Woods, President and Chief Executive Officer of the Company. The Company defines core earnings as pretax income less gain or loss on sales, OREO expenses, provision or recovery of provision for loan loss, bonus expense, and gain or loss on fair value of financial liability.

Fourth Quarter 2015 Highlights (at or for the period ended December 31, 2015)

▪	Net interest income increased to $6,745,000, compared to $6,633,000 in the preceding quarter and $6,105,000 for the quarter ended December 31, 2014.

▪	Net interest margin decreased to 4.14%, when compared to 4.18% in the preceding quarter, and increased from the 3.99% for the quarter ended December 31, 2014.

▪	Net charge-offs totaled $1,385,000, compared to net recoveries of $264,000 in the preceding quarter and net recoveries of $400,000 for the quarter ended December 31, 2014.

▪	Total loans increased to $515,376,000, compared to $457,595,000 at December 31, 2014.

▪	Nonperforming assets declined to $25,648,000, compared to $29,586,000 at December 31, 2014.

▪	The allowance for credit losses as a percentage of gross loans declined to 1.88%, compared to 2.35% at December 31, 2014.

▪	Total deposits increased to $621,805,000, compared to $565,373,000 at December 31, 2014.

▪	Tangible book value per share increased to $5.30, compared to $5.08 at December 31, 2014.

Annualized return on average equity (ROAE) for the year ended December 31, 2015 was 7.88%, compared to 7.80% for the year ended December 31, 2014. Annualized return on average assets (ROAA) was 0.98% for the year ended December 31, 2015, compared to 0.93% for the year ended December 31, 2014. The increases in ROAE and ROAA for the year ended December 31, 2015 were primarily due to the growth in the loan portfolio during 2015 and the resulting favorable impact on interest income. Net income increased for the year ended December 31, 2015 compared to the year ended December 31, 2014, and the Company's net interest margin strengthened from 4.01% for the year ended December 31, 2014 to 4.22% for the year ended December 31, 2015. The 21 basis point increase in net interest margin in the period-to-period comparison resulted primarily from the growth of the loan portfolio, which is a higher yielding asset, compared to overnight investments with the Federal Reserve Bank.

Annualized return on average equity (ROAE) for the quarter ended December 31, 2015 was 7.27% compared to 7.51% for the same period in 2014. Annualized return on average assets (ROAA) was 0.90% for the quarter ended December 31, 2015, compared to 0.90% for the same period in 2014.

The Board of Directors of United Security Bancshares declared a fourth quarter 2015 stock dividend of one percent (1%) on December 17, 2015. The stock dividend was payable to shareholders of record on January 4, 2016, and the shares were issued on January 15, 2016. This marks the 29th consecutive quarterly stock dividend since 2008. The Company's Board of Directors has elected to issue stock dividends in order to preserve capital for future growth opportunities. No assurances can be provided that future dividends, whether payable in stock or cash, will be declared and/or as to the timing of such future dividends, if any.

Total assets were up $62,475,000, or 9.42% for the year ended December 31, 2015, due to net growth of $57,781,000 in gross loan balances. Loan volume was favorably impacted by the purchase of $18,924,000 in residential mortgage loans during the first quarter of 2015 in addition to increases in the commercial real estate, agricultural, and student loan portfolios. Total deposits increased $56,432,000 or 9.98% to $621,805,000 during the year ended December 31, 2015. The cost of average deposits declined from 0.20% for the quarter ended December 31, 2014 to 0.18% for the quarter ended December 31, 2015. Shareholders’ equity at December 31, 2015 was $89,635,000, up $6,809,000 from shareholders’ equity of $82,826,000 at December 31, 2014.

Net interest income for the year ended December 31, 2015 totaled $26,129,000, an increase of $2,512,000 from the net interest income of $23,617,000 for the year ended December 31, 2014. The net interest margin was 4.22% for the year ended December 31, 2015, as compared to 4.01% for the year ended December 31, 2014. The improvement in the net interest margin was primarily due to a shift within average interest-earning assets from low-yielding overnight investments to higher-yielding loans. Net interest income for the quarter ended December 31, 2015 totaled $6,745,000, an increase of $640,000 from the $6,105,000 reported for the quarter ended December 31, 2014. The net interest margin increased to 4.14% for the quarter ended December 31, 2015, as compared to 3.99% for the quarter ended December 31, 2014. The improvement in the net interest margin on a quarterly comparison basis was primarily due to the reinvestment of overnight investments into loans, partially offset by a 13 basis point decrease in yields on the loan portfolio.

Non-interest income for the year ended December 31, 2015 totaled $4,735,000, reflecting a decrease of $426,000 from $5,161,000 in non-interest income reported for the year ended December 31, 2014. Customer service fees continued to provide the majority of the Company's non-interest income, totaling $3,620,000 and $3,473,000 for the twelve months ended December 31, 2015 and 2014, respectively. On a year-over-year comparative basis, non-interest income decreased primarily due to a gain of $691,000 on the sale of an investment in 2014 which did not recur in 2015, partially offset by the $147,000 increase in customer service fees. Non-interest income for the quarter ended December 31, 2015 totaled $822,000, reflecting a decrease of $208,000 from $1,030,000 in non-interest income reported for the quarter ended December 31, 2014. This decrease was primarily due to $417,000 in losses recorded on the fair value option of financial liabilities for the quarter ended December 31, 2015, and was partially offset by the $126,000 increase in customer service fees. Customer service fees totaled $960,000 for the quarter ended December 31, 2015, as compared to $834,000 for the quarter ended December 31, 2014.

For the year ended December 31, 2015, non-interest expense totaled $19,598,000, an increase of $383,000 compared to $19,215,000 for the year ended December 31, 2014. On a year-over-year comparative basis, non-interest expense increased due primarily to increases of $282,000 in occupancy expense and $268,000 in salaries and employee benefit expenses, compared to the same period ended December 31, 2014. Partially offsetting this increase was a $319,000 decrease in professional fees. Non-interest expense totaled $5,195,000 for the quarter ended December 31, 2015, an increase of $133,000 as compared to $5,062,000 reported for the quarter ended December 31, 2014.

The Company recorded a recovery of provision for credit losses of $41,000 for the year ended December 31, 2015 compared with a recovery of provision of $845,000 for the year ended December 31, 2014. The Company had a recovery of provision for loan loss of $475,000 for the quarter ended December 31, 2015, compared to a recovery of provision of $745,000 for the quarter ended December 31, 2014. Net loan losses totaled $1,017,000 for the year ended December 31, 2015, as compared to net recoveries of $629,000 for the year ended December 31, 2014. Net loan charge-offs totaled $1,385,000 for the quarter ended December 31, 2015, as compared to net loan recoveries of $400,000 for the quarter ended December 31, 2014. For the quarter ended December 31, 2015, the Company recorded charge-offs totaling $1,426,000 related to two borrower relationships that had been fully reserved for since first quarter 2015.

With a modest recovery in the economy and real estate markets within the Bank's service area, the Company has maintained an adequate allowance for loan losses which totaled 1.88% of total loans at December 31, 2015, a decline compared to 2.35% of total loans at December 31, 2014. The decline in our allowance for loan losses has been driven by the growth in our loan portfolio and a decrease in our historical loss percentages due to lower levels of loan charge-offs and improved credit quality. In determining the adequacy of the allowance for loan losses, the judgment of the Company's management is a significant factor and management considers the allowance for credit losses at December 31, 2015 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDR), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased approximately $3,938,000 between December 31, 2014 and December 31, 2015 to $25,648,000. Nonperforming assets as a percentage of total assets decreased from 4.46% at December 31, 2014 to 3.53% at December 31, 2015. Nonaccrual loans decreased $1,742,000 between December 31, 2014 and December 31, 2015 to $8,193,000. Impaired loans totaled $23,572,000 at December 31, 2015, an increase of $7,535,000 from the balance of $16,037,000 at December 31, 2014. OREO totaled $12,873,000 at December 31, 2015, a decrease of $1,137,000 from the balance of $14,010,000 at December 31, 2014.

About United Security Bancshares
United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 11 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Oakhurst, San Joaquin, and Taft. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, Consumer Lending, and Financial Services departments. For more information, please visit www.unitedsecuritybank.com.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business; (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, (9) failure to comply with the written regulatory agreement under which the Company is subject and (10) unknown economic impacts caused by the State of California’s budget issues, including the effect on Federal spending do to sequestration required by the Budget Control Act of 2011. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on the Company's specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect the Company's performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and particularly the section of Management’s Discussion and Analysis. Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	December 31, 2015	December 31, 2014
Assets
Cash and non-interest-bearing deposits in other banks	$29,733	$21,348
Cash and due from Federal Reserve Bank	96,018	82,229
Cash and cash equivalents	125,751	103,577
Interest-bearing deposits in other banks	1,528	1,522
Investment securities available for sale (at fair value)	30,893	48,301
Loans and leases, net of unearned fees	515,376	457,595
Less: Allowance for credit losses	(9,713)	(10,771)
Net loans	505,663	446,824
Premises and equipment - net	10,800	11,550
Other real estate owned	12,873	14,010
Goodwill and intangible assets	4,488	4,488
Cash surrender value of life insurance	18,337	17,717
Deferred income taxes	5,228	6,853
Other assets	10,083	8,327
Total assets	$725,644	$663,169
Deposits
Non-interest bearing demand deposits	$262,168	$215,439
Money market, NOW, and savings	290,478	271,789
Time	69,159	78,145
Total deposits	621,805	565,373
Accrued interest payable	29	40
Other liabilities	5,875	4,815
Junior subordinated debentures (at fair value)	8,300	10,115
Total liabilities	636,009	580,343
Shareholders' equity

Common stock, no par value 20,000,000 shares authorized, 16,051,406 issued and outstanding at December 31, 2015, and 15,425,086 at December 31, 2014	52,572	49,271
Retained earnings	37,265	33,730
Accumulated other comprehensive loss	(202)	(175)
Total shareholders' equity	89,635	82,826
Total liabilities and shareholders' equity	$725,644	$663,169

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Interest income:
Interest and fees on loans	$6,828	$6,175	$26,469	$23,777
Interest on investment securities	167	212	722	901
Interest on deposits in FRB	75	67	213	277
Interest on deposits in other banks	1	2	6	7
Total interest income	7,071	6,456	27,410	24,962
Interest expense:
Interest on deposits	277	292	1,056	1,104
Interest on other borrowed funds	49	59	225	241
Total interest expense	326	351	1,281	1,345
Net interest income	6,745	6,105	26,129	23,617
(Recovery of provision) provision for credit losses	(475)	(745)	(41)	(845)
Net interest income after (recovery of provision) provision for credit losses	7,220	6,850	26,170	24,462
Non-interest income:
Customer service fees	960	834	3,620	3,473
Increase in cash surrender value of bank-owned life insurance	130	130	519	514
(Loss) on Fair Value of Financial Liability	(417)	(68)	(73)	(102)
Gain on redemption of JR subordinated debentures	—	—	78	—
(Loss) gain on sale of other investment	—	—	(23)	691
Gain on sale of fixed assets	10	—	10	25
Other non-interest income	139	134	604	560
Total non-interest income	822	1,030	4,735	5,161
Non-interest expense:
Salaries and employee benefits	2,877	2,546	9,921	9,653
Occupancy expense	1,021	965	4,042	3,760
Data processing	36	33	126	134
Professional fees	260	498	1,137	1,456
Regulatory assessments	254	243	959	943
Director fees	75	55	277	232
Amortization of intangibles	—	—	—	62
Correspondent bank service charges	19	29	75	117
Gain on California tax credit partnership	13	54	73	39
Net cost on operation and sale of OREO	25	91	619	571
Other non-interest expense	615	548	2,369	2,248
Total non-interest expense	5,195	5,062	19,598	19,215

Income before income tax provision	2,847	2,818	11,307	10,408
Provision for income taxes	1,213	1,262	4,497	4,192
Net income	$1,634	$1,556	$6,810	$6,216

Basic earnings per common share	$0.10	$0.10	$0.42	$0.39
Diluted earnings per common share	$0.10	$0.10	$0.42	$0.39
Weighted average basic shares for EPS	16,051,406	16,051,406	16,051,406	16,035,581
Weighted average diluted shares for EPS	16,053,873	16,053,333	16,053,426	16,040,865

United Security Bancshares
Average Balances and Rates (unaudited)
(in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Average Balances:
Loans (1)	$506,699	$446,717	$493,375	$422,760
Investment Securities – taxable	32,429	49,169	40,616	49,219
Interest-bearing deposits in other banks	1,528	1,521	1,525	1,518
Interest-bearing deposits in FRB	105,033	109,509	83,709	115,395
Total interest-earning assets	645,689	606,916	619,225	588,892
Allowance for credit losses	(11,603)	(11,216)	(11,357)	(11,118)
Cash and due from banks	23,733	21,847	22,279	20,447
Other real estate owned	12,697	14,314	13,466	14,188
Other non-earning assets	52,650	57,319	52,861	58,624
Total average assets	723,166	689,180	696,474	671,033

Interest bearing deposits	366,321	358,438	355,553	340,830
Junior subordinated debentures	7,858	9,992	9,410	10,681
Total interest-bearing liabilities	374,179	368,430	364,963	351,511
Non-interest-bearing deposits	251,610	228,016	237,034	230,876
Other liabilities	8,242	10,532	8,078	8,954
Total liabilities	634,031	606,978	610,075	591,341
Total equity	89,135	82,202	86,399	79,692
Total liabilities and equity	$723,166	$689,180	$696,474	$671,033

Average Rates:
Loans (1)	5.35%	5.48%	5.36%	5.62%
Investment securities- taxable	2.04%	1.71%	1.78%	1.83%
Interest-bearing deposits in other banks	0.26%	0.52%	0.39%	0.46%
Interest-bearing deposits in FRB	0.28%	0.24%	0.25%	0.24%
Earning assets	4.34%	4.22%	4.43%	4.24%
Interest bearing deposits	0.30%	0.32%	0.30%	0.32%
Junior subordinated debentures	2.47%	2.34%	2.39%	2.26%
Total interest-bearing liabilities	0.35%	0.38%	0.35%	0.38%
Net interest margin	4.14%	3.99%	4.22%	4.01%

(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.

United Security Bancshares
Credit Quality (unaudited)
(dollars in thousands)
	December 31, 2015	December 31, 2014
Commercial and industrial	$328	$433
Real estate - mortgage	1,635	4,361
RE construction & development	5,580	5,141
Agricultural	—	—
Installment/other	650	—
Total Nonaccrual Loans	$8,193	$9,935

Loans past due 90 days and still accruing	—	—
Restructured Loans	4,582	5,641
Total nonperforming loans	$12,775	$15,576
Other real estate owned	12,873	14,010
Total nonperforming assets	$25,648	$29,586

Nonperforming assets to total gross loans	4.98%	6.47%
Nonperforming assets to total assets	3.53%	4.46%
Allowance for loan losses to nonperforming loans	76.03%	69.15%

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Annualized return on average assets	0.90%	0.90%	0.98%	0.93%
Annualized return on average equity	7.27%	7.51%	7.88%	7.80%
Annualized net charge-offs (recoveries) to average loans	1.08%	(0.36)%	0.21%	(0.15)%

	December 31, 2015	December 31, 2014
Shares outstanding - period end	16,051,406	15,425,086
Book value per share	$5.58	$5.37
Tangible book value per share	$5.30	$5.08
Efficiency ratio	61.49%	64.57%
Total impaired loans	$23,572	$16,037
Loan to deposit ratio	82.88%	80.94%
Allowance for credit losses to total loans	1.88%	2.35%
Total capital to risk weighted assets
Company	16.65%	17.29%
Bank	16.69%	16.91%
Tier 1 capital to risk-weighted assets
Company	15.40%	16.03%
Bank	15.43%	15.65%
Common equity tier 1 capital to risk-weighted assets
Company	14.10%	N/A
Bank	14.87%	N/A
Tier 1 capital to adjusted average assets (leverage)
Company	12.95%	12.49%
Bank	12.94%	12.25%